Exhibit 23.1

Consent of Independent Registered

Public Accounting Firm

The Board of Directors

Main Street Trust, Inc.

Champaign, Illinois

We consent to the incorporation by reference in your registration statement on Form S-4 of our report dated January 21, 2005, except for Note 2 as to which the date is March 8, 2005, on our audits of the consolidated financial statements of Citizens First Financial Corp. as of December 31, 2004 and 2003 and for each of the three years in the period ended December 31, 2004, which report is included in Citizens First Financial Corp’s Form 10-K for the year ended December 31, 2004, which is incorporated by reference in this Form 8-K/A.

/s/ BKD, LLP

Decatur, Illinois
May 12, 2005